FIELDPOINT PETROLEUM REPORTS INCREASE IN BORROWING BASE

AUSTIN, TX – (BUSINESS WIRE) – May 16, 2012 - FieldPoint Petroleum Corporation (NYSE AMEX:FPP) announced today that the borrowing base available to the company under its bank line of credit has been increased to $11.0 million.  This increase was approved following a routine year-end engineering review of the line by Citibank.

Ray Reaves, President and CEO of FieldPoint stated, “We are very pleased that Citibank has recognized the size and quality of our growing asset base.  In this weak economy, we consider this to be a strong endorsement from our banking partner.  I would like to also mention that the Costless Collar Hedging Agreement that we announced on April 23, 2012 was secured through the services of CitiBank.  That agreement will be in effect from July 1 through December 31 of this year, and has a floor of $95.00 and a ceiling of $110.30.  Together, these two components make us feel very comfortable about the remainder of 2012.  We are currently hedged through June 30 of this year with a floor of $95 and a ceiling of $106.50.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production, is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com